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                                     EXHIBIT 4.3

                            UNITED FIRE & CASUALTY COMPANY
                            EMPLOYEES STOCK PURCHASE PLAN


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                            UNITED FIRE & CASUALTY COMPANY
                             EMPLOYEE STOCK PURCHASE PLAN
                                DATED NOVEMBER 21, 1997

        1. PURPOSE. The purpose of the Employee Stock Purchase Plan (the "Plan") is to provide the employees of UNITED FIRE & CASUALTY COMPANY and its subsidiaries (hereinafter called the "Company") with a convenient way to become shareholders in the Company. It is believed that employee participation in the ownership of the Company will help to achieve the unity of purpose essential to the continued growth of the Company and the mutual benefit of its employees and shareholders.

        2. TERMS OF PLAN. The Plan will continue from year to year, but it may

        3. ELIGIBILITY. All employees of the Company are eligible to participate.

        4.       PARTICIPATION.   Employees who wish to participate in the
Plan shall execute an Election Form to be furnished by the Company electing to participate in the Plan and authorizing and instructing the Company to deduct from their pay a specified amount, to be applied to the purchase of the Company's common stock. Payroll deductions may not be less than Ten Dollars ($10) per pay period and must be in whole dollar amounts only. The deduction will be made at each pay period. Payroll deductions may not exceed Twelve Thousand Dollars ($12,000) in any calendar year. Upon written request to the Company by the employee, the amount of payroll deduction will be changed or discontinued. A request to discontinue payroll deduction will not cause termination of an employee's participation in the Plan unless an employee elects to terminate participation pursuant to paragraph 14. Nonparticipating employees may at any time elect to participate in the Plan by delivering a completed Election Form to the Company. Payroll deductions will commence with paychecks issued not later than the second pay period following receipt of the employee's Election Form authorizing payroll deductions. The purchase of Shares in accordance with the Plan will commence after remittance of one (1) month's deductions to the bank appointed to act as the financial agent (hereinafter referred to as the "Custodian Bank").

        5. SPECIAL PURCHASES. In addition to payroll deduction, participants in the Plan may make optional cash payments directly to the Company for the purchase of stock under the Plan. To make such optional cash payments, participants must utilize the form provided for that purpose by the Company. Optional cash payments must be in whole dollar amounts of not less than Ten Dollars ($10). Cumulative optional cash contributions made during any calendar year may not exceed Twelve Thousand Dollars ($12,000). The Company will remit optional cash payments received pursuant to this paragraph to the Custodian Bank with the next following remittance made pursuant to paragraph 7.

       6. DELIVERY OF FUNDS. All amounts withheld from an employee's compensation (pursuant to paragraph 4 hereof) or otherwise paid into the Plan by the employee (pursuant to paragraph 5 hereof) shall be remitted to the Custodian Bank from time to time but no later than the tenth (10th) day of each month for the purpose of purchasing stock for the employee's account pursuant to paragraph 7.

       7. PURCHASE OF STOCK. Within thirty (30) days following the date of each remittance the Custodian Bank will, in a single transaction, apply all of the funds remitted by the Company to the purchase of the Company's common shares on the NASDAQ National Market System through an NASD member firm, at prevailing market prices. Purchases will be made in the name of the Custodian Bank for each employee's account under the Plan.

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       8.       SHARE OWNERSHIP; ISSUANCE OF STOCK.  The shares of stock
purchased for an employee pursuant to paragraph 7 shall be held by the Custodian Bank for the employee's account. An employee shall have the right, upon written request, to have the number of whole shares purchased by such employee issued in the form of a certificate and any fractional shares paid in cash.

         If the employee terminates participation in the Plan pursuant to paragraph 14, a stock certificate for the number of whole shares accumulated in the employee's name will be issued, and the balance at market values will be remitted to the employee in cash, in the manner outlined in paragraph 14 below.

       9. DIVIDENDS. Dividends on all shares held for an employee's account under the Plan shall be reinvested by the Custodian Bank for the employee's account for the employee's account when paid.

       10. EXPENSES. The charges of the Custodian Bank, all costs of maintaining records and executing transfers and brokerage expenses incurred in connection with the purchase of shares will be borne by the Company. Brokerage expenses paid by the Company on purchases of stock under the Plan shall be included as taxable income on a pro rata basis to the employees based on the number of shares (including fractional shares) purchased for the account of each employee during the period for which the expenses are paid.

        11. DESIGNATION. Subject to its right to terminate the designation, the Company has designated HARRIS TRUST AND SAVINGS BANK as the Custodian Bank hereunder. The Custodian Bank is the financial agent who is charged with the responsibility of safekeeping of the funds paid in and the shares purchased under the Plan, unless and until the shares are issued to the employees or cash balances refunded.

        12. RESPONSIBILITY. Neither the Company, the Custodian Bank nor the broker through whom purchase orders are executed shall have any responsibility or liability, other than liabilities arising out of the 1933 and 1934 Securities Acts and applicable state securities laws, for any act or thing done or left undone, including, without limiting the generality of the foregoing, any action taken with respect to the price, time, quantity or other conditions and circumstances of the purchase of shares under the terms of the Plan. A determination by the Company as to any question that may arise regarding the Plan's conduct or operation shall be final.

        13. LIMITATION ON PURCHASES. Aggregate purchases under the Plan shall be limited to a total of sixty thousand (60,000) shares per calendar year. The Company shall monitor the number of shares purchased under the Plan. If purchases of shares, if made, would exceed the annual limit, the Company shall either amend the Plan to allow for an increased number of shares to be purchased or inform all participants in the Plan that no further payroll deductions or special purchases shall be allowed during that year. A cessation of purchases pursuant to this paragraph shall not be a discontinuance or termination of the Plan by the Company.

         14. TERMINATION. As promptly as possible after the death or termination of employment of a participating employee, or after the election of a participating employee to terminate participation in the Plan for any reason, all whole shares in such employee's account will be transferred to such employee's name or order, or in the event of death, to the name of such employee's legal representative. Cash balances not yet remitted by the Company to the Custodian Bank will, in like manner, be refunded as promptly as possible. Within thirty (30) days following the date the Custodian Bank receives notice of the death or termination of employment of a participating employee or of the


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election of a participating employee to terminate participation in the Plan, the Custodian Bank shall sell, at the then current market price, any fractional shares in such an employee's account, and the proceeds of such transaction shall be promptly paid to the employee or to the employee's order, in cash.

         Upon discontinuance of the Plan by the Company, all whole shares in all employees' accounts will be promptly transferred to each employee's name or order. Cash balances not yet remitted by the Company to the Custodian Bank
will, in like manner, be refunded as promptly as possible.   Within thirty (30)
days following the date the Custodian Bank receives notice of the termination of the Plan by the Company, the Custodian Bank shall sell, at the then current market price, all fractional shares in all employees' accounts, and the proceeds of such transaction shall be promptly paid to the employees or to each employee's order, in cash.

         15. NONALIENATION. The right to make purchases under the Plan is personal to the employee and may not be assigned or otherwise transferred by the employee.

         16. JURISDICTION. This Plan shall be governed and construed by and in accordance with the laws of the State of Iowa and the Rules and Regulations of the Securities and Exchange Commission.








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